FINANCIAL FEDERAL CORPORATION

             AMENDMENT TO EXCISE TAX RESTORATION AGREEMENT

     This Amendment, is made and entered into as of the 9th day of December, 2008, by Financial Federal Corporation (the "Company").

                         W I T N E S S E T H:

     WHEREAS, the Company previously adopted the Excise Tax Restoration Agreement, effective as of March 6, 2006 (the "Agreement");

     WHEREAS, for purposes of bringing the Agreement into compliance with the plan document requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the Company has prepared this Amendment which must be adopted on or before December 31, 2008; and

     WHEREAS, the Company desires to adopt this Amendment in order to comply with Section 409A of the Code.

     NOW, THEREFORE, the Parties hereto agree as follows:

     Effective as of the date first written above, the Agreement is hereby amended as follows:

     1. The first sentence of Section (b) of the Agreement is hereby amended in its entirety to read as follows:

     "All mathematical determinations and all determinations of whether any of the Total Payments are "parachute payments" (within the meaning of section 280G of the Code) that are required to be made under this agreement, including all determinations of whether an Excise Tax
Restoration Payment is required, of the amount of such Excise Tax Restoration Payment and of amounts relevant to the last sentence of this agreement, shall be made by an independent registered public accounting firm selected by the Company (which may or may not be the Company's independent external auditors) (the "Accountants"), who shall provide their determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Excise Tax Restoration Payment and any other relevant matters, both to the Company and to the Employee within seven business days from the earlier of (i) the Employee's termination date, or (ii) the applicable change in control event that gives rise to the payments taken into account for golden parachute purposes."

     2. The third sentence of Section (c) of the Agreement is hereby amended in its entirety to read as follows:

     "In the case of an Underpayment, the amount of such Underpayment shall promptly be paid by the Company to or for the benefit of the Employee within 30 days of the due date of when the Employee must remit his/her payment of the Excise Tax."

     3. A new Section (e) is hereby added to the Agreement to read as follows:

     "(e) COMPLIANCE WITH 409A. To the extent this Agreement is subject to Code Section 409A, and notwithstanding any provision in the Agreement to the contrary, if upon the Employee's "separation from service" within the meaning of Code Section 409A, he is then a "specified employee" (as defined in Code Section 409A), then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following such separation from service under this Agreement until the earlier of (i) the first business day of the seventh month following the Employee's separation from service, or (ii) ten (10) days after the Company receives notification of the Employee's death. Any such delayed payments shall be made without interest."

                               * * * * *



                     FINANCIAL FEDERAL CORPORATION



                                  By:

                            Paul Sinsheimer
                        Chief Executive Officer